EXHIBIT 99.1

May 25, 2006	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS ANNOUNCES FIRST QUARTER FISCAL 2006 RESULTS
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported sales of $563.6 million for its 16-week first quarter ended April 22, 2006, an 11.4% increase over the $506.0 million reported for the first quarter last year. Net income for the quarter was $22.9 million, an increase of 14.6% over the $20.0 million reported for the first quarter of 2005. Income from continuing operations before cumulative effect of a change in accounting principle was $22.3 million, an increase of 11.3% over the $20.0 million reported a year ago. Diluted net income per share from continuing operations before cumulative effect of a change in accounting principle was $.36, an increase of 16.1% over the $.31 per share reported for the first quarter of 2005.
“Flowers Bakeries performed very well during the quarter, benefiting from our Nature’s Own core items, which achieved double digit increases. Sales of Nature’s Own Whitewheat breads also were strong and we extended the brand during the quarter with the introduction of Whitewheat hamburger and hotdog buns,” said George E. Deese, chairman, chief executive officer and president. “Expansion of our direct-store-delivery (DSD) territories and the integration of Derst Baking Company, which was acquired in February 2006, continue to progress. We see additional growth opportunities as a result of changes in the competitive landscape. Flowers Specialty results were disappointing due to the challenges of shifting from contract production to branded retail snack cakes, including the cost of relocating our primary snack cake distribution center. Flowers Specialty’s frozen bread business had a tough comparison due to the successful product launch by a national foodservice customer in the first quarter last year.”
The sales increase of 11.4% resulted from favorable pricing of 7.3% and a positive mix shift of 4.7%, offset slightly by a volume decline of 0.6%. During the quarter, Bakeries Group sales increased 13.3% due to a volume increase of 7.4%, favorable pricing of 5.5%, and a 0.4% favorable product mix shift. The volume growth was driven by branded white bread, including Nature’s Own Whitewheat, and Nature’s Own soft variety bread, both of which achieved double-digit growth. The acquisition of Derst Baking Company added 1.7%, and DSD expansion markets were 0.8% of the increase. Flowers Specialty sales increased 4.2%, driven by favorable pricing of 12.3% and a positive mix shift of 4.0%. These increases were negatively impacted by a 12.1% volume decline in the quarter. The loss of contract snack cake production more than offset the gains in sales of retail branded snack cake, the 1.0% sales increase due to the acquisition of Royal Cake Company (acquired September 2005), and increases in foodservice frozen bread sales.
Gross margin improved to 50.4% of sales from 50.1% primarily due to pricing gains, a positive mix shift, and lower ingredient and packaging costs, which were partially offset by higher energy costs.
Selling, marketing and administrative cost as a percentage of sales for the first quarter was 40.9% compared with 40.3% in the prior year’s first quarter. The increase for the quarter was due to higher labor costs, including the cost to relocate the snack cake distribution center, and higher stock-based compensation expense. Increased distribution expense also was a factor as snack cake sales from contract production, where customers bear the distribution cost, shifted to branded retail sales, where distribution costs are incurred by the company. The increased distribution costs resulting from this shift were further impacted by higher energy costs year over year.
The company adopted SFAS 123R, “Share-Based Payment” (SFAS 123R) in the first quarter. Stock-based compensation expense increased $3.7 million, or $.04 per share, for the quarter compared with the first quarter of 2005. Of this increase, $1.8 million, or $.02 per share, is the result of the company’s adoption of SFAS 123R. As previously disclosed, the company estimates the incremental effect of SFAS 123R on fiscal 2006 will be $.05 to $.06 per share. As a result of the adoption of SFAS 123R, the company recorded as an expense a cumulative effect of change in accounting principle of $0.6 million, net of tax. The company revalued its liability related to certain outstanding stock-based awards as of the date of adoption of SFAS 123R at fair value.
The company reported a gain of $0.7 million in the first quarter from insurance proceeds received due to equipment damaged by a fire at the company’s Montgomery, Ala., facility. This equipment has been replaced and the production line is in full operation. Other expenses incurred in the first quarter of $0.6 million related to the Montgomery fire are currently under review by the insurance carrier. No additional insurance proceeds from outstanding claims related to Hurricane Katrina were received during the first quarter; however, the company continues to pursue hurricane-related claims with its insurance carriers.
Depreciation and amortization expense for the quarter was relatively flat as a percentage of sales quarter to quarter. Net interest income for the quarter was $1.5 million compared with $2.1 million in the first quarter last year due to higher interest expense on borrowings under the company’s credit facility. The effective tax rate for continuing operations for the quarter was 37.4%. The tax rate was down from last year’s first quarter primarily due to a decline in state income taxes resulting from an unfavorable state tax audit adjustment in the first quarter of 2005 of $0.6 million.
The company reported income from discontinued operations in the quarter of $1.2 million, net of tax. During the quarter, the company received insurance proceeds to offset a portion of the previously reported loss related to a lawsuit concerning pie shells produced at a bakery once owned by the company.
During the first quarter, the company acquired 1.1 million shares of its common stock for $31.0 million, an average of $27.69 per share. Since inception of the stock repurchase plan and through the first quarter of fiscal 2006, the company has acquired 10.6 million shares of its common stock totaling $214.5 million, an average of $20.33 per share. The plan authorizes the company to repurchase up to 15.3 million shares of common stock.
Cash flow from operations remained strong at $46.4 million for the quarter, supporting the company’s stock repurchases, capital expenditures, acquisitions, and dividend payments. “This company’s ability to generate cash is one of our greatest strengths,” said Deese. “We anticipate strong cash flow for the remainder of the year that will allow us to continue investing in the company and building value for our shareholders.”
The company confirms its prior annual guidance for fiscal 2006, anticipating sales growth of 9.0% to 10.4%, or $1.870 billion to $1.895 billion. Income from continuing operations before cumulative effect of a change in accounting principle, exclusive of any additional insurance proceeds, is expected to be 3.6% to 4.0% of sales, or $68.6 million to $74.0 million. With approximately 62.0 million shares outstanding, income per share from continuing operations before cumulative effect of a change in accounting principle is expected to be $1.10 to $1.19, an increase of 11% to 20% over fiscal 2005. Capital spending in fiscal 2006 is estimated to be $58 million to $63 million, reflecting the company’s previously announced plans to expand production capacity to meet the demands of the market.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Flowers Foods will broadcast its quarterly conference call over the Internet at 9:00 a.m. (Eastern) May 25, 2006. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s website.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 37 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, BlueBird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Contact:
Jimmy M. Woodward, Senior VP and Chief Financial Officer, (229) 227-2266

Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348

Flowers Foods

Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 16 - Week Period Ended	For the 16 - Week Period Ended
	April 22, 2006	April 23, 2005
Sales	$563,613	$506,040
Materials, supplies, labor and other production costs	279,335	252,764
Selling, marketing and administrative expenses	230,779	203,991
Depreciation and amortization	18,826	17,740
Gain on insurance recovery	(654)	0

Income from continuing operations before interest, income taxes, minority interest and cumulative effect of a change in accounting principle (EBIT)	35,327	31,545
Interest income, net	1,521	2,097

Income from continuing operations before income taxes, minority interest and cumulative effect of a change in accounting principle (EBT)	36,848	33,642
Income tax expense	13,769	13,270

Income from continuing operations before minority interest and cumulative effect of a change in accounting principle	23,079	20,372
Minority interest in variable interest entity	(819)	(375)

Income from continuing operations before cumulative effect of a change in accounting principle	22,260	19,997
Income from discontinued operations, net of tax	1,222	0

Income before cumulative effect of a change in accounting principle	23,482	19,997
Cumulative effect of a change in accounting principle, net of tax	(568)	0

Net income	$22,914	$19,997

Per share amounts:
Income from continuing operations before cumulative effect of a change in accounting principle	$0.36	$0.31
Income from discontinued operations	0.02	0.00
Cumulative effect of a change in accounting principle	(0.01)	0.00

Net income	$0.37	$0.31

Diluted weighted average shares outstanding	62,026	65,553

Flowers Foods

Segment Reporting
(000’s omitted)

	For the 16 - Week	For the 16 - Week
	Period Ended	Period Ended
	April 22, 2006	April 23, 2005
Sales:
Flowers Bakeries Group	$449,615	$396,674
Flowers Specialty Group	113,998	109,366

	$563,613	$506,040

EBITDA from Continuing Operations Before Cumulative Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$53,763	$44,004
Flowers Specialty Group	9,018	12,927
Flowers Foods	(8,628)	(7,646)

	$54,153	$49,285

Depreciation and Amortization:
Flowers Bakeries Group	$14,878	$14,393
Flowers Specialty Group	4,040	3,343
Flowers Foods	(92)	4

	$18,826	$17,740

EBIT from Continuing Operations Before Cumulative Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$38,885	$29,611
Flowers Specialty Group	4,978	9,584
Flowers Foods	(8,536)	(7,650)

	$35,327	$31,545

Flowers Foods

Condensed Consolidated Balance Sheet
(000’s omitted)

April 22, 2006
Assets
Cash and Cash Equivalents	$15,391
Other Current Assets	219,279
Property, Plant & Equipment, net	463,455
Distributor Notes Receivable (includes $9,201 current portion)	80,713
Other Assets	27,606
Cost in Excess of Net Tangible Assets, net	99,498

Total Assets	$905,942

Liabilities and Stockholders’ Equity
Current Liabilities	$164,602
Bank Debt	52,700
Other Debt and Capital Leases (includes $4,914 current portion)	36,403
Other Liabilities	93,069
Minority Interest in Variable Interest Entity	5,456
Common Stockholders’ Equity	553,712

Total Liabilities and Stockholders’ Equity	$905,942

Flowers Foods

Condensed Consolidated Statement of Cash Flows
(000’s omitted)

For the 16 - Week
Period Ended
April 22, 2006
Cash flows from operating activities:
Net income	$22,914
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	18,826
Minority interest in variable interest entity	819
Pension contributions	(14,000)
Cumulative effect of a change in accounting principle (SFAS 123R)	930
Stock compensation	3,170
Changes in assets and liabilities	13,785

Net cash provided by operating activities	46,444

Cash flows from investing activities:
Purchase of property, plant and equipment	(15,198)
Acquisitions, net of cash acquired	(878)
Other	(4,508)

Net cash disbursed for investing activities	(20,584)

Cash flows from financing activities:
Dividends paid	(6,182)
Stock options exercised	5,348
Income tax benefit related to stock options exercised	7,185
Stock repurchases	(31,028)
Decrease in book overdraft	(3,182)
Proceeds from debt borrowings	106,700
Debt and capital lease obligation payments	(100,311)

Net cash disbursed for financing activities	(21,470)

Net increase in cash and cash equivalents	4,390
Cash and cash equivalents at beginning of period	11,001

Cash and cash equivalents at end of period	$15,391